                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the registrant /X/
Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement
/X/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          HOME SHOPPING NETWORK, INC.
                (Name of Registrant as Specified in Its Charter)

                          HOME SHOPPING NETWORK, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box)

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 - 11:

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing of which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Dated filed:

- --------------------------------------------------------------------------------

                                     [LOGO]

                                                                  March 29, 1994

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Home Shopping Network, Inc. to be held at the Holiday Inn St.
Petersburg/Clearwater International Airport Hotel, 3535 Ulmerton Road, Clearwater, Florida on May 4, 1994, at 10:00 a.m., Eastern Daylight Time.

     Matters to be considered and acted upon at the annual meeting include: (i) the election of directors; (ii) approval of an Employee Stock Purchase Plan;
(iii) the appointment of independent auditors; and (iv) such other matters as may properly come before the meeting.

     Information concerning the matters to be considered and voted upon at the annual meeting is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to review the attached material carefully and sign, date and return the proxy card in the enclosed self-addressed envelope.

     We appreciate your cooperation and hope to see you at the annual meeting.

                                          Sincerely,


                                          /s/ GERALD F. HOGAN
                                          -------------------------------------
                                          GERALD F. HOGAN
                                          President and Chief Executive Officer

                          HOME SHOPPING NETWORK, INC.
                            2501 118TH AVENUE NORTH
                         ST. PETERSBURG, FLORIDA 33716
                             ---------------------

                          NOTICE OF ANNUAL MEETING OF
                                  STOCKHOLDERS
                           TO BE HELD ON MAY 4, 1994
                             ---------------------

TO STOCKHOLDERS OF HOME SHOPPING NETWORK, INC.:

     Notice is hereby given that the annual meeting of stockholders of Home Shopping Network, Inc. (the "Company") will be held at the Holiday Inn St. Petersburg/Clearwater International Airport Hotel, 3535 Ulmerton Road, Clearwater, Florida on May 4, 1994, at 10:00 a.m., Eastern Daylight Time for the following purposes:

          1. To elect six directors of the Company to hold office until the next annual meeting of stockholders or until their successors have been duly elected;

          2. To approve the implementation of an Employee Stock Purchase Plan which would be available to all full-time employees of the Company;

          3. To ratify the appointment by the Board of Directors of KPMG Peat Marwick as the independent auditors of the Company for the year ending December 31, 1994; and

          4. To act upon, as determined in the best judgment of the Chairman of the Board of Directors of the Company, such other matters as may properly come before the annual meeting.

     The close of business on March 18, 1994, has been fixed as the record date (the "Record Date") for the meeting. All stockholders of record at that date are entitled to vote at the meeting. A list of stockholders of record as of the Record Date will be available for examination by stockholders prior to the annual meeting at the offices of the Company, 2501 118th Avenue North, St. Petersburg, Florida 33716.

                                          By the Order of the Board of
                                          Directors,


                                          /s/ GERALD F. HOGAN
                                          -------------------------------------
                                          GERALD F. HOGAN
                                          President and Chief Executive Officer

     All holders of Common Stock are urged to fill in and sign the enclosed proxy and return it to the Company. Please sign, date and return your proxy promptly in the enclosed postage paid envelope. If you are present at the meeting and desire to vote in person or for any reason desire to revoke your proxy, you may do so at any time before it is voted.

     Please sign your proxy exactly as your name appears on the enclosed proxy card.

                          HOME SHOPPING NETWORK, INC.
                            2501 118TH AVENUE NORTH
                         ST. PETERSBURG, FLORIDA 33716
                             ---------------------

                                PROXY STATEMENT
                                 MARCH 29, 1994
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 4, 1994
                             ---------------------

PLACE OF ANNUAL MEETING

     The annual meeting (the "Annual Meeting") of stockholders of the Company will be held at the Holiday Inn St. Petersburg/Clearwater International Airport Hotel, 3535 Ulmerton Road, Clearwater, Florida on May 4, 1994, at 10:00 a.m., Eastern Daylight Time.

PURPOSE OF ANNUAL MEETING

     At the Annual Meeting, stockholders will be asked to elect six directors to the Company's Board of Directors. Stockholders will also be asked to approve the implementation of an Employee Stock Purchase Plan (the "Purchase Plan") and to ratify the appointment of KPMG Peat Marwick as the Company's independent auditors for the year ending December 31, 1994.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     Only holders of record of Home Shopping Network, Inc. Common Stock, $.01 par value (the "Common Stock") and Class B Common Stock, $.01 par value (the "Class B Common Stock") at the close of business on March 18, 1994, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, there were 73,920,285 shares of Common Stock (net of shares held in treasury), 20,000,000 shares of Class B Common Stock outstanding and entitled to vote and 8,804 stockholders of record. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock and Class B Common Stock is necessary to constitute a quorum for the matters to be submitted to stockholders at the Annual Meeting. See "Solicitation And Voting."

REQUIRED VOTE

     Each share of Common Stock entitles its holder to one vote and each share of Class B Common Stock entitles its holder to ten votes, voting together with the Common Stock as one class, on the matters to be considered by stockholders at the annual meeting. The owners of Common Stock are entitled, however, to elect 25% of the directors voting as a separate class. Accordingly, holders of Common Stock, voting as a separate class, shall elect two directors. The holders of Common Stock and the holders of Class B Common Stock shall together elect four directors, with the Class B stockholder casting ten votes for each share of Class B Common Stock owned by such stockholder.

                             ---------------------

     THE PROXY MATERIAL IS BEING MAILED TO STOCKHOLDERS COMMENCING ON OR ABOUT APRIL 2, 1994.

     The Company's By-laws provide that when a quorum is present at any meeting of stockholders, the vote of the holders of a majority of the voting securities having voting power present in person or represented by proxy shall be necessary to decide a matter brought before such meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have the same effect as a negative vote with respect to the matters submitted for the consideration of the Company's stockholders at the Annual Meeting.

SOLICITATION AND VOTING

     The enclosed proxy, to be used at the Annual Meeting is solicited by, and on behalf of, the Board of Directors of the Company. If a proxy is properly executed and returned in the form enclosed, shares represented thereby will be voted in favor of Items 1, 2 and 3 except to the extent other directions are given in the proxy. Any other matters which may properly come before the Annual Meeting will be considered and voted upon in the best judgment of the President and Chief Executive Officer of the Company, Gerald F. Hogan, who will serve as the proxy agent.

     Any stockholder who executes a proxy may revoke it at any time before it is voted by notifying the President of the Company in writing of the revocation or by oral notice to the presiding officer during the Annual Meeting.

     Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

                               CHANGE IN CONTROL

     On February 11, 1993, Liberty Program Investments, Inc. ("LPI"), a Wyoming corporation and wholly-owned subsidiary of Liberty Media Corporation, a Delaware corporation ("Liberty"), acquired (the "Acquisition") 20,000,000 shares of Class B Common Stock from RMS Limited Partnership, a Nevada Limited Partnership ("RMS"), in exchange for $58,000,000 in cash and 8,000,000 shares (adjusted for a 2 for 1 stock split), of Liberty Class A Common Stock, par value $1.00 per share, of Liberty (the "Liberty Common Stock"). Immediately following the closing of the Acquisition, Liberty delivered a proposal (the "Liberty Merger Proposal") to the Board of Directors of the Company to acquire all remaining shares of Common Stock not already owned by it for $9.00 per share in cash and stock of a corporation to be formed by the Company. On February 23, 1993, Liberty revised the Liberty Merger Proposal by reducing the proposed consideration to $8.50 in cash and Liberty Common Stock, and on April 9, 1993, Liberty withdrew the Liberty Merger Proposal.

     On April 23, 1993, Liberty and LPI commenced a tender offer to purchase up to 15,000,000 shares of Common Stock of the Company at a price of $7.00 per share in cash (the "Tender Offer"). On May 20, 1993, Liberty announced that 23,266,306 shares had been tendered into the offer and that it would purchase 16,296,602 shares (the "Shares") for an aggregate purchase price of approximately $114,000,000.

     In its filings with the Securities and Exchange Commission ("SEC"), Liberty has indicated that the source of funds used to pay the cash portion of the purchase price for the Class B Common Stock was Liberty's working capital. The sources of funds used to purchase the Shares, as disclosed in Liberty's Offer to Purchase, were cash and cash equivalents available to Liberty.

     On July 12, 1993, QVC, Inc. ("QVC") submitted a proposal (the "QVC Merger Proposal") to the Company regarding a business combination. The Board of Directors of the Company appointed a committee to review and consider the QVC Merger Proposal. In November 1993, the Company agreed with QVC to terminate negotiations with respect to the QVC Merger Proposal.

     As a result of the Acquisition, on July 13, 1993, the Company changed its fiscal year end from August 31 to December 31, effective January 1, 1993. On November 4, 1993, LPI assigned its interest in the Common Stock and Class B Common Stock to Liberty HSN, Inc., a Colorado corporation and a wholly-owned subsidiary of LPI.

     In January 1994, Liberty and Tele-Communications, Inc. (TCI) entered into a definitive agreement providing for a combination of the two companies. The transaction is subject to the approval of both sets of shareholders as well as various regulatory approvals and other customary conditions.

     As of the Record Date, there were 20,000,000 shares of Class B Common Stock and 73,920,285 shares of Common Stock outstanding (net of shares held in treasury). As a result of its purchase of the Class B Common Stock and the Shares, and the purchase of 616,300 shares of Common Stock, Liberty beneficially owns approximately 39.30% of the outstanding equity securities of the Company and approximately 79.19% of the voting power of the outstanding equity securities of the Company. Each share of Class B Common Stock is convertible into one share of Common Stock. Because fewer than 22,800,000 shares of Class B Common Stock are outstanding, as provided in the Company's Restated Certificate of Incorporation, the holder of Class B Common Stock will vote together with the holders of Common Stock, and the holder of Class B Common Stock will be entitled to ten votes for each share of Class B Common Stock owned by such holder. Liberty will vote together with the holders of the Common Stock on all matters submitted to stockholders except for the election of 25% of the Board of Directors, and is entitled to cast ten votes per share. Accordingly, through its ownership of the Class B shares, Liberty has the ability to control the vote on substantially all matters submitted to a vote of the Company's stockholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 18, 1994, information relating to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for election as a director,
(iii) the Company's Chief Executive Officer and the Executive Officers (as such term is hereinafter defined), and (iv) all officers and directors of the Company as a group:

                           NAME AND ADDRESS                                NO. OF       PERCENT
                          OF BENEFICIAL OWNER                              SHARES       OF CLASS
- -----------------------------------------------------------------------  ----------     --------
Liberty Media Corporation(1)...........................................  16,912,902       22.88%
  8101 E. Prentice Avenue
  Suite 500
  Englewood, Colorado 80111
FMR Corporation(2).....................................................   7,785,140       10.53
  82 Devonshire Street
  Boston, Massachusetts 02109
John M. Draper(3)......................................................           0          --
Robert R. Bennett(3)...................................................           0          --
J. Anthony Forstmann(4)................................................           0          --
Leo J. Hindery, Jr.(5).................................................      30,000          (6)
Gerald F. Hogan(7).....................................................      89,965          (6)
George C. McNamee(5)...................................................      30,000          (6)
Les R. Wandler(8)......................................................      90,100          (6)
Alan H. Gerson(9)......................................................      74,000          (6)
L. Douglas Bailey(10)..................................................      20,000          (6)
Celia H. Bachman(11)...................................................      17,100          (6)
All officers and directors as a group (27 persons)(12).................     782,257        1.05

     The following table sets forth information relating to the beneficial ownership of the Company's Class B Common Stock as of March 18, 1994:

                           NAME AND ADDRESS                                NO. OF       PERCENT
                          OF BENEFICIAL OWNER                              SHARES       OF CLASS
- -----------------------------------------------------------------------  ----------     --------
Liberty Media Corporation(1)...........................................  20,000,000      100.00%
  8101 E. Prentice Avenue
  Suite 500
  Englewood, Colorado 80111

- ---------------

 (1) In addition to its 16,912,902 shares of Common Stock, Liberty also is the beneficial owner of 20,000,000 shares of Class B Common Stock. All or any portion of such shares of Class B Common Stock may be converted at any time into an equal number of shares of Common Stock. If Liberty were to convert all of its shares of Class B Common Stock into Common Stock, it would own, in total, 36,912,902 shares of Common Stock, or 39.30% of the total number of shares of Common Stock outstanding. Because each share of Class B Common Stock is entitled to 10 votes per share when voting with the Common Stock as a single class, Liberty is the beneficial owner of shares representing approximately 79.19% of the voting power of the Company's capital stock. The shares reported as beneficially owned by Liberty in the Common Stock table and the Class B Common Stock table assume that none of the shares of Class B Common Stock beneficially owned by Liberty have been converted into Common Stock. Does not include 653,800 shares of Common Stock beneficially owned by TCI Development Corporation, a company related to Liberty and the Company through common control.
 (2) Represents, as of December 31, 1993, shares held by registered investment companies and other investment advisory client accounts managed by FMR Corporation.
 (3) Messrs. Draper and Bennett are officers of Liberty. The share ownership totals for such persons do not include shares beneficially owned by Liberty.
 (4) Does not include 30,000 shares of Common Stock issuable upon exercise of non-vested options granted to Mr. Forstmann pursuant to the 1986 Stock Option Plan for Outside Directors (the "Directors Plan"). See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS -- Compensation of Outside Directors."
 (5) Includes 30,000 shares of Common Stock issuable upon exercise of vested options granted pursuant to the Directors Plan. Does not include 60,000 shares of Common Stock issuable upon exercise of non-vested options granted pursuant to the Directors Plan. See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS -- Compensation of Outside Directors."
 (6) Percentage of shares beneficially owned does not exceed 1% of the class.
 (7) Includes 89,965 shares of Common Stock issuable upon exercise of vested stock appreciation rights ("SARs") granted pursuant to Mr. Hogan's employment agreement, based upon the difference between the closing price of the Company's Common Stock on March 18, 1994, and the exercise price of the SAR. Does not include 738,657 non-vested SARs granted pursuant to Mr. Hogan's employment agreement. Does not include 659,100 shares of Common Stock held by Mr. Hogan solely as custodian under the 1990 Executive Stock Award Program (the "Award Program"). See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS -- Employment Agreements."
 (8) Mr. Wandler's employment with the Company terminated on December 31, 1993. Includes 46,000 shares of Common Stock issuable upon exercise of vested options granted pursuant to the 1986 Stock Option Plan for Employees (the "Employee Plan"). Includes 44,000 shares of Common Stock granted pursuant to the Award Program. Does not include 291 shares vested pursuant to the Company's Retirement Savings Plan (the "Savings Plan"). See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS -- Employment Agreements."
 (9) Mr. Gerson's employment with the Company terminated on December 31, 1993. Includes 70,000 shares of Common Stock issuable upon exercise of vested options granted pursuant to the Employee Plan. Includes 4,000 shares of Common Stock granted pursuant to the Award Program. See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS -- Employment Agreements."
(10) Includes 20,000 shares of Common Stock issuable upon exercise of vested options granted pursuant to the Employee Plan. Does not include 80,000 shares of Common Stock issuable upon exercise of non-vested options granted pursuant to the Employee Plan.
(11) Ms. Bachman's employment with the Company terminated on January 7, 1994. Includes 17,000 shares of Common Stock issuable upon exercise of vested options granted pursuant to the Employee Plan. Does not include 97 shares vested pursuant to the Savings Plan. See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS -- Employment Agreements."
(12) Includes 337,800 shares of Common stock issuable upon exercise of vested options granted pursuant to the Directors Plan and the Employee Plan. Includes 89,965 shares of Common Stock issuable upon exercise of vested SARs, based upon the difference between the closing price of the Company's Common Stock on March 18, 1994, and the exercise price of the SAR. Includes 173,600 non-vested shares of Common Stock granted pursuant to the Award Program. Does not include 674,800 shares of Common Stock issuable upon exercise of non-vested options granted pursuant to the Directors Plan and the Employee Plan.

                             ELECTION OF DIRECTORS

     Six directors are to be elected by the stockholders of the Company to hold office until the Annual Meeting of stockholders for the year ending December 31, 1994, or until their respective successors have been elected. It is intended that proxies granted by stockholders in the form enclosed will be voted, unless otherwise directed, in favor of electing the following persons as directors: Messrs. Robert R. Bennett, John M. Draper, J. Anthony Forstmann, Leo J. Hindery, Jr., Gerald F. Hogan and George C. McNamee. Mr. Forstmann and Mr. McNamee have been designated by the Board as nominees for the positions on the Board to be elected by holders of Common Stock voting as a separate class. Election of the remaining directors requires the favorable vote by the holders of a majority of the outstanding shares of Common Stock and Class B Common Stock, voting as a single class, present in person or represented by proxy and entitled to vote thereon at the meeting. In the event any nominee named herein for election as a director at the Annual Meeting is not available or willing to serve when the election occurs, proxies in the accompanying form may be voted for a substitute as well as for the other persons named herein.

INFORMATION REGARDING DIRECTORS

     ROBERT R. BENNETT, 35, was appointed to the Board in February 1993, following the Acquisition, on August 11, 1993, was named acting Chairman of the Board and on September 28, 1993, was named Chairman of the Board. Mr. Bennett is Senior Vice President, Treasurer and Secretary of Liberty. Mr. Bennett joined Liberty in June 1990 as Vice President and Treasurer, was named Secretary in October 1990 and Senior Vice President in September of 1991. Prior to joining Liberty, Mr. Bennett served as Director of Finance for TCI from 1987 until 1989 when he was appointed Vice President. Mr. Bennett resigned his position with TCI in March 1991. From 1982 to 1989, Mr. Bennett was employed by The Bank of New York in its Communications, Entertainment and Publishing Division.

     JOHN M. DRAPER, 55, was appointed to the Board in July 1993. Mr. Draper has served as General Counsel, Senior Vice President and Assistant Secretary of Liberty since 1991. Prior to that time, he was employed by TCI for more than five years, most recently as Senior Vice President and General Counsel.

     J. ANTHONY FORSTMANN, 56, is the Chairman of the Board and President of The National Registry Inc. ("NRI"). Mr. Forstmann served as a Managing Director of J.A. Forstmann & Co., a Los Angeles-based merchant banking firm, from October 1987 to October 1991. He co-founded Forstmann-Leff Associates, an institutional money management firm, in 1968 and was a Managing Director thereof from its inception until October 1987. Mr. Forstmann has been a Limited Partner of Forstmann Little & Co. since its inception in 1978, and is also a director of Cities in Schools, a non-profit corporation. Mr. Forstmann has served on the Company's Board since April, 1992.

     LEO J. HINDERY, JR., 46, was appointed to the Board in July 1993. Mr. Hindery founded InterMedia Partners, a multi-system cable television operator, in 1988 and has served as the Managing General Partner and Chief Executive Officer of InterMedia Partners and its affiliated entities since that time. Prior to 1988, Mr. Hindery served as the Chief Officer for Planning and Finance of The Chronicle Publishing Company. Prior to that, Mr. Hindery was employed by Becker Paribas Incorporated as Chief Financial Officer and Managing Director and earlier by Utah International Inc. Mr. Hindery is a Director of the Certus Financial Corporation, the Cable Telecommunications Association (CATA), the Cabletelevision Advertising Bureau, Inc. (CAB), and the California Pacific Medical Center Foundation. Mr. Hindery is a Trustee of Seattle University.

     GERALD F. HOGAN, 48, was appointed President and Chief Executive Officer of the Company at a meeting of the Board of Directors held on February 23, 1993, and was appointed to the Board of Directors on March 25, 1993. Prior to becoming President and Chief Executive Officer of the Company, Mr. Hogan served as Vice-Chairman of Whittle Communications since October 1990. Prior to October 1990, Mr. Hogan was an employee of Turner Broadcasting System, Inc. ("TBS") for 19 years and became a member of its Board of

Directors in 1987. Prior to leaving TBS, Mr. Hogan was a Vice President of TBS and the President of Turner Entertainment Networks, a subsidiary of TBS. Mr. Hogan is a director of North Georgia National Bankshares, Inc.

     GEORGE C. MCNAMEE, 47, was appointed to the Board in July 1993. Mr. McNamee is the Chairman of First Albany Companies, Inc., the holding company for the investment banking firm, First Albany Corporation. Mr. McNamee has worked in the securities business for almost 25 years. He serves as Chairman of the Committee on Clearance and Settlement of the Securities Industry Association. Mr. McNamee is a Director of MapInfo Corporation.

BOARD OF DIRECTORS

     The Board of Directors of the Company held twelve meetings during 1993 and acted by unanimous written consent on five occasions.

AUDIT COMMITTEE

     The Audit Committee, currently consisting of Messrs. Forstmann, McNamee, and Hindery, is empowered to recommend to the Board independent certified public accounting firms for selection as auditors of the Company; make recommendations to the Board on auditing matters; examine and make recommendations to the Board concerning the scope of audits; and review and approve the terms of transactions between the Company and related party entities. Members of the Board of Directors elected by holders of Common Stock, voting as a separate class, serve on the Audit Committee. During the year ended 1993, the Audit Committee met seven times. KPMG Peat Marwick served as the Company's auditors for the four months ended December 31, 1992, and the year ended December 31, 1993.

COMPENSATION/BENEFITS COMMITTEE

     The Compensation/Benefits Committee (the "Compensation Committee"), currently consisting of Messrs. Bennett, Draper and Hindery, is authorized to make recommendations to the Board of Directors with respect to executive salaries and bonuses and administers the Employee Plan, Award Program and subject to stockholder approval, the Purchase Plan. The Compensation Committee met five times during 1993.

EXECUTIVE COMMITTEE

     The Executive Committee, currently consisting of Messrs. Bennett, Hogan and Hindery, is authorized, subject to certain limitations under Delaware law, to exercise all of the powers of the Board of Directors in the management of the business and affairs of the Company while the Board is not in session. The Executive Committee acted by unanimous written consent three times during 1993.

NOMINATING COMMITTEE

     The Nominating Committee, currently consisting of Messrs. Bennett and Hogan, was created on May 5, 1993, and is authorized to recommend nominees to fill vacancies on the Company's Board of Directors and to recommend a slate of Directors to the stockholders of the Company for election at the annual meeting of stockholders. The Nominating Committee does not have a policy with respect to the consideration of nominees recommended by security-holders. The Nominating Committee acted by unanimous written consent one time during 1993.

EXECUTIVE OFFICERS

     The following is a list of the current executive officers of the Company who do not serve on the Board of Directors:

     L. DOUGLAS BAILEY, 52, is President of the Company's wholly-owned subsidiary, Home Shopping Club, Inc. ("HSC"). From 1991 until joining the Company in January 1993, he served as Senior Vice President of Purchasing for Jack Eckerd Corporation. From 1988 through 1991, he served as the Senior Vice President of Merchandising and from 1980 through 1988 was Vice President of Merchandising for Jack Eckerd Corp.

     ROBERT F. BUCCOS, 41, is Vice President of Strategic Planning and Budgeting for the Company. Mr. Buccos joined the Company in 1988 as Director of Financial Planning & Budgeting. Mr. Buccos was Assistant Controller for Maas Brothers/Jordan Marsh from 1986 to 1988.

     M. WADE DOWNS, 44, is Vice President of Corporate Research and Analysis for the Company. Mr. Downs joined the Company in February 1987 and was promoted to Vice President in March 1988.

     BRIAN J. FELDMAN, 34, was appointed Controller in December 1993. Prior to this appointment he served as Deputy Controller and Assistant Controller of the Company since May 1989.

     PETER J. HARDY, 57, is Vice President of New Business Development for the Company. Prior to joining the Company in April 1993, Mr. Hardy from 1975 through January 1993 served as President of Hardy Investment Group which dealt in commercial real estate and personal computer merchandising.

     PETER M. KERN, 27, was appointed Senior Vice President of Strategic Development and Corporate Finance in December 1993. Prior to this appointment he served as Vice President of Strategic Development and Assistant to the CEO for the Company. Prior to joining the Company in March 1993, he served as Vice President of Corporate Finance and Strategic Development for Whittle Communications, L.P. Mr. Kern also served in investment banking at the New York firm, Bear, Stearns & Co., Inc.

     HONORE A. LEBRUN, III, 48, was appointed Executive Vice President of Affiliate Sales and Marketing in December 1993. Prior to this appointment he served as Senior Vice President of the TV Food Network since January 1993. Prior to that appointment, he served concurrently as the General Manager and President of Meridian Broadcasting Corporation, which filed in 1991 for protection under the Federal Bankruptcy Code, and General Manager and Vice President of Frey Communications South.

     KEVIN J. MCKEON, 37, was appointed Senior Vice President of Accounting and Finance and Treasurer in December 1993. Prior to this appointment he served as Controller of the Company since July 1992. Prior to that appointment he served as the Executive Director of Finance since May 1991. From September 1990 to March 1991, Mr. McKeon served as Vice President and Chief Financial Officer of Pharmacy Management Services, Inc. of Tampa, Florida. From December 1986 to September 1990, he served in various financial capacities for the Company.

     MICHAEL W. D. MCMULLEN, 51, was appointed President of the Company's International Division in August 1993. Prior to joining the Company in August 1993, he founded, in 1983, Michael W.D. McMullen & Associates Inc., an international consulting company.

     J. MICHAEL REARDON, 55, is Executive Vice President of Operations and from 1987 until December 1988 was Senior Vice President of Operations. Mr. Reardon was Senior Vice President/Director -- Warehousing and Distribution of the Company from 1984 until 1987.

     STELLA L. TAVILLA, 39, is Executive Vice President of Management Information Services. Ms. Tavilla served as Senior Vice President of Management Information Systems from October 1987 until her promotion in September 1990. From June 1985 to October 1987, Ms. Tavilla served as Director of Management Information Systems of the Company.

     EDWARD M. VAUGHN, 58, has been Senior Vice President of Human Resources for the Company since December 1989. Mr. Vaughn joined the Company in April 1989 as the Vice President of Human Resources. Mr. Vaughn served as Vice President of Human Resources at PRIDE of Florida from 1987 to 1989.

SECTION 16 REPORTS

     Since August 31, 1992, Edward M. Vaughn, Robert F. Buccos and J. Anthony Forstmann, each failed to file on a timely basis one Form 4 stock ownership report reflecting a single transaction.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF OUTSIDE DIRECTORS

     The Company pays an annual fee of $30,000 to each director who is not employed by the Company or an affiliate of the Company. It also pays each such director $1,000 for each meeting of the Board of Directors which he attends or $5,000 for each non-telephonic meeting in excess of six meetings (excluding telephonic meetings) in a given fiscal year, plus reimbursement for all reasonable expenses incurred by such director in connection with his attendance at any meeting of the Board of Directors. Furthermore, the Company pays each member of a committee of the Board of Directors, who is not employed by the Company as an officer, $1,000 for each meeting of a committee of the Board of Directors which he attends ($500 if in conjunction with a Board meeting), plus reimbursement for any expenses incurred in connection with his attendance at any committee meeting. Each member of the Board of Directors who is also an employee of an affiliate is paid an annual fee of $10,000 and $1,000 for each Board or committee meeting which he attends ($500 for a committee meeting if in conjunction with a Board meeting) and also is reimbursed for all reasonable expenses incurred in connection with attending any meeting of the Board of Directors.

     The directors who are not employees of the Company also participate in the Directors Plan, pursuant to which each such director has been granted an option to purchase 90,000 shares of Common Stock. The exercise price of options granted under the Directors Plan is equal to the closing price of the Company's Common Stock on the date of election to the Company's Board of Directors. Such options become exercisable in three equal, annual increments beginning on the date of grant. Each option expires five years after it becomes exercisable. Directors commencing a sixth year of service on the Company's Board are granted an option to purchase an additional 90,000 shares of Common Stock, which options become exercisable in five equal, annual increments beginning on the date of grant. The exercise price of such options is the closing price of the Common Stock on the date of grant. Each option expires five years after it becomes exercisable. All options granted to a director under the Directors Plan expire 30 days after his resignation or termination as a director. Accordingly, all options granted to those directors who resigned from the Company's Board of Directors on February 11, 1993, in connection with the Acquisition (other than Messrs. Forstmann and McNamara, who were immediately reelected to the Board) expired on March 13, 1993. During 1993, the Company granted options to two current directors to purchase 180,000 shares of Common Stock at an exercise price of $14.75 under the Directors Plan. Options to purchase a total of 30,000 shares of Common Stock at an exercise price of $5.45 are held by another current director. Messrs. Draper and Bennett have waived their rights to participate in the Directors Plan.

SUMMARY OF EXECUTIVE OFFICER COMPENSATION

     The following sets forth the annual and long-term compensation for services to the Company for the twelve month periods ending December 31, 1993, August 31, 1992 and August 31, 1991, of those persons who were during the year ended December 31, 1993, (i) the Chief Executive Officer of the Company and (ii) the other four most highly compensated officers of the Company (the "Executive Officers"). Since December 31, 1993, certain of the Executive Officers are no longer employed by the Company, and new officers have been appointed:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                            ANNUAL COMPENSATION               ------------------------------------------
                                 ------------------------------------------   RESTRICTED   SECURITIES
                                                             OTHER ANNUAL       STOCK      UNDERLYING       ALL OTHER
                                 YEAR     SALARY    BONUS    COMPENSATION      AWARDS     OPTIONS/SARS    COMPENSATION
   NAME & PRINCIPAL POSITION      (1)      ($)       ($)        ($)(2)         ($)(3)        (#)(4)          ($)(5)
- -------------------------------- -----   --------   -----   ---------------   ---------   ------------   ---------------
Gerald F. Hogan................. 1993    $432,692    $ 0       $ 120,436      $     --       984,876        $     935(12)
  President and Chief Executive  1992          --     --              --            --            --               --
  Officer(6)                     1991          --     --              --            --            --               --
Roy M. Speer.................... 1993     326,923      0               0             0             0          218,534(13)
  Chairman and Chief Executive   1992     500,000      0               0             0             0            1,480(14)
  Officer(7)                     1991     500,000      0               0             0             0               --
Les R. Wandler.................. 1993     225,000      0               0             0             0           32,718(15)
  Executive Vice President,      1992     200,000      0               0             0             0              904(14)
  Chief Financial Officer, and   1991     198,846      0               0       343,750       115,000               --
  Treasurer(8)
Alan P. Gerson.................. 1993     225,000      0               0             0             0            1,006(14)
  Executive Vice President(9)    1992     194,712      0         105,862             0       200,000              374(12)
                                 1991          --     --              --            --            --               --
L. Douglas Bailey............... 1993     196,154      0               0             0       100,000              424(12)
  President, Home Shopping       1992          --     --              --            --            --               --
  Club(10)                       1991          --     --              --            --            --               --
Celia H. Bachman................ 1993     179,673      0               0             0        40,000              908(14)
  Senior Vice President, General 1992     128,029      0               0             0             0              766(14)
  Counsel, and Secretary(11)     1991     123,269      0               0        53,750             0               --

- ---------------

 (1) Disclosure is required for each of the Company's last three completed fiscal years. The information disclosed in the Summary Compensation Table is for the twelve month periods ending December 31, 1993, August 31, 1992, and August 31, 1991. During the four month period ending December 31, 1992, the Executive Officers received no extraordinary non-cash compensation, except for Mr. Gerson who received 5,000 shares of Common Stock under the Award Program. Those shares were valued at $35,000 on the grant date.
 (2) Disclosure of perquisites and other personal benefits, securities or property received by an Executive Officer is required only in the event that the aggregate amount of such compensation exceeds the lesser of $50,000 or 10% of the total of the Executive Officer's salary and bonus for the year. The amounts set forth in this column represent reimbursements for relocation expenses.
 (3) During 1990, Roy M. Speer and Lowell W. Paxson, a former President of the Company, contributed 2,990,000 shares of Common Stock to fund the Award Program. Such shares were granted to 107 persons in 1990, each grant vesting in five equal, annual installments. The amount reported in the table represents the market value of the shares granted on the date of grant. As of the end of 1993, the total number of shares granted and unvested under the Award Program was 654,600 shares, which shares were valued at $9,737,175 (based on the closing price of the Company's Common Stock on December 31, 1993, and without giving effect to the diminution of value attributable to any restrictions on such stock). Such amounts include $89,250 (6,000 shares) for Ms. Bachman, whose employment terminated January 7, 1994. A total of 80,000 shares worth $430,000 were awarded in 1991, and 287,000 shares worth $2,220,375 were awarded in 1992. No awards were made in 1993. These awards reflected the reallocation of shares originally granted in 1990, but which were forfeited by the original grantee as a result of termination of employment with the Company. Grantees of stock under the Award Program are entitled to any dividends paid with respect to such shares.
 (4) The amount listed represents the total number of options or SARs which were granted to the Executive Officer.
 (5) Under the transition provision of the SEC's Executive Compensation Disclosure Rules, "All Other Compensation" is only required for the years 1993 and 1992.
 (6) Mr. Hogan joined the Company in February 1993. As a result, no information regarding his compensation prior to such date is provided herein.
 (7) Until his resignation on August 11, 1993, Mr. Speer was employed by the Company under an employment agreement dated as of March 5, 1986, which provides for Mr. Speer to be retained as a consultant for a period of five years following the termination of his employment. See "Employment Agreements." On February 12, 1993, Mr. Speer resigned as Chief Executive Officer of the Company and on August 11, 1993, resigned as Chairman of the Board and a Director at which time his consultancy and non-competition compensation commenced. On February 23, 1993, Mr. Hogan was named as President and Chief Executive Officer and on August 11, 1993, Mr. Bennett was named as acting Chairman of the Board. On September 28, 1993, Mr. Bennett was elected Chairman of the Board. See "Employment Agreements."
 (8) Mr. Wandler's employment with the Company terminated December 31, 1993. See "Employment Agreements."
 (9) Mr. Gerson joined the Company in October 1991. As a result, no information regarding his compensation prior to such date is provided herein. Mr. Gerson's employment with the Company terminated December 31, 1993. See "Employment Agreements."
(10) Mr. Bailey joined the Company in January 1993. As a result, no information regarding his compensation prior to such date is provided herein.
(11) Ms. Bachman's employment with the Company terminated January 7, 1994. See "Employment Agreements."
(12) Represents the premium paid by the Company to provide term life insurance to the Executive Officer. No cash surrender value is generated under this policy.
(13) Includes $520 which represents the purchase price of shares of Common Stock allocated under the Savings Plan. Pursuant to the Savings Plan, the Company's Board of Directors may elect to match a portion of employee contributions, which is currently matched up to $520 per year, per employee, which stock vests in five equal annual increments commencing three years from the contribution date. Includes $44,231 paid to Mr. Speer upon termination which amount represents unused vacation and sick leave benefits. Includes $173,077 representing payment under a consultancy and non-competition arrangement. See "Employment Agreements." Includes $706 which represents the premium paid by the Company to provide term life insurance. No cash surrender value is generated under this policy.
(14) Includes $520 which represents the purchase price of shares of Common Stock allocated under the Savings Plan. The remainder of this amount represents the premium paid by the Company to provide term life insurance to the Executive Officer. No cash surrender value is generated under this policy.
(15) Includes $520 which represents the purchase price of shares of Common Stock allocated under the Savings Plan. Includes $19,712 paid to Mr. Wandler upon termination which amount represents unused vacation and sick leave benefits. Includes $12,000 representing an office allowance. See "Employment Agreements." Includes $486 which represents the premium paid by the Company to provide term life insurance. No cash surrender value is generated under this policy.

OPTION AND SAR GRANTS

     Set forth below is information with respect to options to purchase the Company's Common Stock and SARs granted to the Executive Officers during 1993 under the Employee Plan.

                   OPTION AND SAR GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                NUMBER OF                                               VALUE AT ASSUMED ANNUAL
                                SECURITIES    % OF TOTAL                                 RATES OF STOCK PRICE
                                UNDERLYING   OPTIONS/SARS    EXERCISE                   APPRECIATION FOR OPTION
                               OPTIONS/SARS   GRANTED TO     OR BASE                            TERM(4)
                                 GRANTED     EMPLOYEES IN     PRICE      EXPIRATION    -------------------------
            NAME                  (#)(1)     FISCAL YEAR      ($/SH)       DATE(3)        5%($)        10%($)
- -----------------------------  ------------  ------------   ----------   -----------   -----------  ------------
Gerald F. Hogan..............     984,876        48.09%       $8.250     Feb-23-2003    $5,109,912   $12,949,519
Roy M. Speer(5)..............           0           --            --         --                 --            --
Les R. Wandler(6)............           0           --            --         --                 --            --
Alan P. Gerson(7)............           0           --            --         --                 --            --
                                                                         Mar-14-1999
L. Douglas Bailey............     100,000         4.88      8.500(2)       through         408,829       988,645
                                                                         Mar-14-2003
                                                                         Jun-14-1999
Celia H. Bachman(8)..........      40,000         1.95      9.875(2)       through         189,985       459,429
                                                                         Jun-14-2003

- ---------------

(1) Under the terms of the Employee Plan, the Compensation Committee retains discretion, subject to certain plan limitations, to modify the terms of the outstanding options and to reprice such options.
(2) All options are exercisable at the closing price of the Company's Common Stock on the date prior to the grant date. The exercise price and tax withholding obligations related to the exercise may be paid by cash or delivery of already-owned shares, subject to certain conditions.
(3) Under the Employee Plan, each option grant becomes exercisable in five equal, annual increments commencing one year from the grant date. Each such option expires five years after it becomes exercisable. In addition, each employee's option becomes fully exercisable in the event of a termination by the Company of the employee's employment with the Company following a change in control of the Company. Under Mr. Hogan's Employment Agreement, the SARs are exercisable in four equal, annual increments commencing one year from the grant date and, once vested, are exercisable until February 23, 2003. The SARs will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in control, whether or not Mr. Hogan has elected to terminate his employment, all unvested SARs will vest immediately prior to the change in control and shall remain exercisable for a one-year period.
(4) Potential realizable values are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation and assumed holding periods. Actual gains, if any, on stock option or SAR exercise will be dependent upon the future performance of the Common Stock, overall stock market conditions, as well as the option or SAR holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(5) On February 12, 1993, Mr. Speer resigned as Chief Executive Officer of the Company and on August 11, 1993, resigned as Chairman of the Board and a Director. See "Employment Agreements."
(6) Mr. Wandler's employment with the Company terminated December 31, 1993. See "Employment Agreements."
(7) Mr. Gerson's employment with the Company terminated December 31, 1993. See "Employment Agreements."
(8) Ms. Bachman's employment with the Company terminated January 7, 1994 and as a result, she forfeited her interest in the options which were granted in 1993. See "Employment Agreements."

OPTION AND SARS EXERCISES

     Set forth below is information with respect to exercises of Employee Plan options and SARs by the Executive Officers during 1993 and the year-end value of all unexercised Employee Plan options and SARs held by such persons.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS/SARS AT FISCAL YEAR    IN-THE-MONEY OPTIONS/SARS
                              SHARES                                 END                AT FISCAL YEAR END ($)(1)
                            ACQUIRED ON      VALUE       ---------------------------   ---------------------------
             NAME            EXERCISE     REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                            -----------   ------------   -----------   -------------   -----------   -------------
Gerald F. Hogan...........          0      $         0           0        984,876      $         0    $ 6,524,804
Roy M. Speer(2)...........         --               --          --             --               --             --
Les R. Wandler(3).........    145,000        1,227,913      95,000              0        1,060,675              0
Alan H. Gerson(4).........     60,000          520,158     140,000              0        1,319,780              0
L. Douglas Bailey.........          0                0           0        100,000                0        637,500
Celia H. Bachman(5).......     13,000          139,802       5,000         52,000           58,145        339,548

- ---------------

(1) Represents the difference between the closing price of the Company's Common Stock on December 31, 1993, and the exercise price of the option/SAR.
(2) On February 12, 1993, Mr. Speer resigned as Chief Executive Officer of the Company and on August 11, 1993, resigned as Chairman of the Board and a Director. See "Employment Agreements."
(3) Mr. Wandler's employment with the Company terminated December 31, 1993. See "Employment Agreements."
(4) Mr. Gerson's employment with the Company terminated December 31, 1993. See "Employment Agreements."
(5) Ms. Bachman's employment with the Company terminated January 7, 1994. See "Employment Agreements."

EMPLOYMENT AGREEMENTS

     On March 5, 1986, Mr. Speer and the Company entered into a five year employment agreement, as amended, which was automatically renewed in 1991 for a three year term and which was renewable for additional three year terms. It provided for a minimum base salary which as of August 31, 1992, was set at $500,000 and the use of a Company car. On August 11, 1993, Mr. Speer resigned as Chairman of the Board and a Director of the Company prior to the scheduled termination of his employment under the employment agreement. As provided in the employment agreement, upon the termination of his employment, Mr. Speer commenced a five year consultancy and non-competition arrangement with the Company during which period he will be paid his minimum base annual salary.

     Effective as of February 23, 1993, Mr. Hogan and the Company entered into a four year employment agreement which is automatically renewable for successive one year terms unless either party provides 180 days written notice to the other party. Mr. Hogan will receive an annual base salary of not less than $500,000 and may participate in any bonus program established for executives of the Company and in any benefits provided to employees of the Company. Termination of the agreement by the Company other than for cause will result in payment of the annual base salary amount that would have been payable had his employment with the Company continued until the expiration of the employment term plus any annual bonus for the year of termination. He will receive a minimum of four weeks paid vacation per year. The Company reimbursed Mr. Hogan for relocation expenses. The Company guaranteed a minimum sales price, based on an appraised value, from the sale of Mr. Hogan's home in Knoxville, Tennessee and agreed to pay his monthly mortgage on that residence plus certain maintenance and insurance costs through the date of sale. Mr. Hogan received SARs with respect to 984,876 shares of the Company's Common stock at an exercise price of $8.25 per share. The SARs vest over a four year period and are exercisable until February 23, 2003. The SARs will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in control, whether or not Mr. Hogan has elected to terminate his employment, all unvested SARs will vest immediately prior to the change in control and shall remain exercisable for a one year period. SARs not exercised will expire to the extent not exercised. The SARs may be exercised for cash or, so long as the Company is a public company, for shares of the Company's Common Stock equal to the excess of the fair market value of each share of Common Stock over $8.25. The SARs also will vest in the event of death or disability. In addition, a termination of employment by Mr. Hogan following a change in control may result in entitlement to all unpaid compensation through the term of the contract. A change in control will be deemed to occur if Liberty ceases to be the sole beneficial owner of the Company's voting securities having a majority of the outstanding voting power of the Company or if Liberty experiences a change in control. Mr. Hogan may not compete with the Company during his employment term and is prohibited from disclosing information relating to the business practices of the Company.

     In September 1993, Mr. McMullen and the Company entered into a two year employment arrangement. Under this arrangement, Mr. McMullen will receive a base annual compensation of $220,000. Mr. McMullen was also guaranteed a $50,000 bonus in year one of his employment arrangement. Mr. McMullen was also granted, under the Employee Plan, options to purchase 100,000 shares of the Company's Common Stock.

     In December 1993, Mr. LeBrun and the Company entered into a two year employment arrangement. Under this arrangement, Mr. LeBrun will receive a base annual compensation of $175,000 and $200,000 in years one and two of his employment arrangement, respectively. Mr. LeBrun was also guaranteed a $50,000 bonus in year one of his employment arrangement, with a maximum potential bonus of $150,000 over the term of his employment arrangement. Mr. LeBrun was also provided with a $1,200 a month housing allowance. Mr. LeBrun was also granted, under the Employee Plan, options to purchase 100,000 shares of the Company's Common Stock.

     In 1993 and early 1994, the Company entered into agreements with Les R. Wandler, Alan H. Gerson and Celia H. Bachman relating to their separation from the Company. Mr. Wandler's agreement was effective December 31, 1993. Under the terms of Mr. Wandler's agreement, he will receive his 1993 base annual salary of $225,000 to be paid in bi-weekly installments beginning January 1, 1994, and concluding on December 31, 1994. Mr. Wandler immediately vested in options for 46,000 shares of Common Stock granted pursuant to the Employee Plan and 44,000 shares of Common Stock granted pursuant to the Award Program. Mr. Wandler was provided with $12,000 as an office allowance and was paid $19,712 representing unused vacation and sick leave benefits.

     Mr. Gerson's agreement was effective December 31, 1993. Under the terms of Mr. Gerson's agreement, he will receive his 1993 base annual salary of $225,000 to be paid in bi-weekly installments beginning January 1, 1994, and concluding on December 31, 1994. Mr. Gerson immediately vested in options for 160,000 shares of Common Stock granted pursuant to the Employee Plan and 4,000 shares of Common Stock granted pursuant to the Award Program. Mr. Gerson was paid $12,980 representing unused vacation and sick leave benefits.

     Ms. Bachman's agreement was effective January 7, 1994. Under the terms of Ms. Bachman's agreement, she was paid $340,000 in a lump sum distribution. Ms. Bachman immediately vested in options for 12,000 shares of Common Stock granted pursuant to the Employee Plan. Ms. Bachman was paid $19,238 representing unused vacation and sick leave benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On December 31, 1992, the Compensation Committee consisted of Franklin J. Chu, J. Anthony Forstmann, Thomas A. James, John J. McNamara, William J. Ramsey and Michael V. Roberts. In connection with the Acquisition, on February 11, 1993, Messrs. Chu, James, Ramsey and Roberts resigned from the Board. In addition, Messrs. Forstmann and McNamara nominally resigned from the Board. Although Messrs. Forstmann and McNamara were immediately appointed to fill two of the vacancies on the Board of Directors, they were not named to the Compensation Committee. On May 3, 1993, Mr. McNamara resigned from the Board of Directors. Messrs. Bennett and Draper, each of whom is an officer of Liberty, serve with Mr. Hindery on the Compensation Committee. From February 23, 1993, until their resignation from the Company's Board of Directors on July 13, 1993, Messrs. John Malone and Peter Barton served on the Compensation Committee. See "CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS."

     On April 28, 1992, the Company purchased 100,000 non-voting shares of Series A Preferred Stock, par value $.01 per share, of NRI for $10,000,000 in cash and services, of which $2,775,000 was provided in 1993. The shares of Series A Preferred Stock are convertible into a total of 6,000,000 shares of NRI Common Stock upon the occurrence of certain events, and contain certain liquidation preferences. J. Anthony Forstmann, the Chief Executive Officer of NRI, was subsequently appointed to the Board of Directors of the Company. Les R. Wandler, Gerald F. Hogan and Peter M. Kern serve on the Board of Directors of NRI.

     On April 21, 1989, the Company loaned Roberts Broadcasting Company, Inc. ("Roberts") approximately $3,800,000 for the purchase and construction of television broadcast station WHSL, serving the St. Louis metropolitan area. The promissory note relating to such loan was assigned to Silver King Communications, Inc. ("Silver King") prior to the Silver King Distribution (as hereinafter defined). Under the terms of the note, the Company received payments of 12.8% interest annually from January 1990 through March 1991. The Company received payments of principal and interest annually at 12.8% from April 1991 through December 1992. The Company, through a broadcast affiliation agreement with station WHSL, paid Roberts approximately $1,600,000 in 1993. Silver King is a nonvoting common stockholder in Roberts. Michael V. Roberts, a former Company director, is a significant owner of Roberts.

     On July 31, 1992, the Company distributed all of the shares of capital stock of Precision Systems, Inc. ("PSi"), its former wholly-owned subsidiary, to the stockholders of record of the Company as of July 30, 1992 (the "PSi Distribution"). Each stockholder of the Company received one share of PSi common stock and one share of PSi Class B common stock for each ten shares of the Company's Common Stock and Class B Common Stock owned, respectively. Roy M. Speer, through his ownership of all of the capital stock of Crystal

Diamond, Inc., the Managing General Partner of RMS, is the controlling shareholder of PSi. Stella Tavilla served on the Board of Directors of PSi until February 1993. Les R. Wandler served on the Board of Directors of PSi until March 1993. Each stockholder of record of the Company as of July 30, 1992, was provided a copy of an information statement (the "PSi Information Statement") filed with the SEC describing the PSi Distribution in detail. In connection with the PSi Distribution, the Company and PSi entered into certain agreements, including a Distribution Agreement, Tax Sharing Agreement, Corporate Services Agreement, Software License Agreement, System Maintenance and Support Agreement, Software Development Agreement and Credit Agreement, all of which are described in the PSi Information Statement. Prior to the PSi Distribution, the Company contributed $5,000,000 to PSi and forgave approximately $44,000,000 of intercompany indebtedness. The Company purchased certain equipment and paid license and system maintenance fees related to this equipment of $1,316,000 and $3,545,000, respectively in 1993. Subsequent to year end, HSN and PSi entered into an Amended and Restated System Maintenance and Support Agreement and a Source Code Escrow Agreement pursuant to which certain computer source code has been delivered by PSi to an escrow agent.

     The Company retained the investment banking services of Raymond James & Associates, Inc. ("Raymond James"), at a cost of approximately $150,000, in connection with the PSi Distribution. Thomas A. James, formerly a member of the Company's Board of Directors, serves as Chairman of the Board and CEO of Raymond James Financial, Inc., of which Raymond James is a wholly-owned subsidiary.

     On December 28, 1992, the Company distributed all of the shares of capital stock of Silver King, its former wholly-owned subsidiary, to the stockholders of record of the Company as of December 24, 1992 (the "Silver King Distribution"). Each stockholder of the Company received one share of Silver King common stock and one share of Silver King Class B common stock for each ten shares of the Company's Common Stock and Class B Common Stock owned, respectively. Roy M. Speer, through his ownership of all of the capital stock of Crystal Diamond, Inc., the managing general partner of RMS, is the controlling shareholder of Silver King. In addition, in connection with the Acquisition, RMS has granted to Liberty an assignable, irrevocable option to purchase a controlling interest in Silver King. The exercisability of such option is subject to certain government approvals and other conditions. In addition, upon the sale of Silver King stock following the exercise of the option or after a change in law that would allow Mr. Speer to serve on the Board of Directors of Liberty while exercising control of Silver King, Liberty would cause Mr. Speer to be elected and reelected to the Liberty Board for so long as he beneficially owns not less than two million shares of Liberty Class A Common Stock.

     Les R. Wandler and Alan H. Gerson, served on the Board of Directors of Silver King through January 11, 1994. Each stockholder of record of the Company as of December 24, 1992, was provided a copy of an information statement (the "Silver King Information Statement") filed with the SEC describing the Silver King Distribution in detail. In connection with the Silver King Distribution, the Company and Silver King entered into certain agreements, including a Distribution Agreement, Tax Sharing Agreement, Corporate Services Agreement, Loan Agreement, and several Affiliation Agreements, all of which are described in the Silver King Information Statement. Prior to the Silver King Distribution, the Company forgave approximately $93,120,000 of intercompany indebtedness. Payments made under affiliation agreements with Silver King in 1993 were approximately $39,739,000. Payments by Silver King to the Company under the Loan Agreement were approximately $15,633,000 in 1993. HSC has affiliation relationships with broadcast television stations owned by Urban Broadcasting Corporation ("Urban") and Blackstar Communications, Inc. ("Blackstar"), in which Silver King has a non-voting equity interests. During 1993, HSC paid $1,112,000 and $4,226,000 to Urban and Blackstar, respectively.

     The Company retained the investment banking services of Paribas Corporation, at a cost of approximately $150,000, in connection with the Silver King Distribution. Franklin J. Chu, formerly a member of the Company's Board of Directors, serves as a Senior Vice President of Paribas Corporation.

     In the normal course of conducting its electronic retailing business, the Company's principal operating subsidiary, HSC, enters into affiliation agreements with the operators of cable television systems and operators of broadcast television stations for the carriage of HSC programming. HSC pays cable operators which carry its programming commissions based upon the sales of HSC products to customers within the franchise area of such cable operator and, in certain circumstances, also pays promotional and marketing fees to cable operators in return for cable television advertising.

     Prior to December 4, 1992, the date on which Liberty and RMS entered into an agreement in principle relating to the Acquisition (the "Agreement in Principle"), HSC had entered into affiliation agreements with cable operators which are wholly or partially owned by either Liberty or TCI. Certain officers of these companies served, or continue to serve, on the Company's Board. Payments made under these affiliation agreements in 1993 were approximately $4,053,000.

     In addition, HSC's programming is carried by cable systems which are operated by InterMedia Partners and its affiliates. In connection with such cable carriage, HSC paid InterMedia Partners approximately $247,000 in 1993 pursuant to affiliation agreements between HSC and InterMedia Partners. HSC and InterMedia Partners have entered into affiliation agreements both prior and subsequent to Mr. Hindery's appointment to the Board. These affiliation agreements contain terms and conditions which are consistent with HSC's other cable affiliation agreements. Mr. Hindery is the managing general partner of InterMedia Partners. Liberty has a 22% limited partnership interest in InterMedia Partners.

             COMPENSATION/BENEFITS COMMITTEE REPORT TO SHAREHOLDERS

     The Compensation Committee is responsible for establishing the Company's executive compensation policy, setting compensation and related performance goals for the Company's senior executives, and administering the Employee Plan, the Award Program and, subject to shareholder approval, the Purchase Plan.

     The goal of the Compensation Committee is to attract and retain highly qualified executive officers and key employees, which if properly accomplished, will enhance stockholder value. The Compensation Committee believes that a link should exist between executive compensation and appreciation in the price of the Company's common stock. The Compensation Committee believes it has followed this strategy by developing and implementing a compensation policy which seeks to attract talented executives and to align the financial interests of the Company's senior executives with those of its stockholders. The Company attempts to realize these goals by providing an aggregate competitive compensation consisting of cash compensation and permitting executive officers to obtain an ownership stake in the Company commensurate with their relative levels of seniority and responsibility.

     In establishing compensation for its senior executive officers, the Compensation Committee follows its belief that the total compensation package should be at or near median market rates in the telecommunications and retail industries for seasoned executives with the business experience and acumen necessary to help the Company to grow by granting the opportunity to participate in the growth of the Company. To reflect this belief, the Company's executive compensation is based on two components, salary and equity based incentives, each of which is intended to serve the Company's overall compensation philosophy.

     Compensation for executives may be reviewed periodically by the Compensation Committee and may be adjusted based on, among other things: (1) the Compensation Committee's subjective determination that the individual's contribution to the Company has increased; and (2) increases in median competitive pay levels. During 1993, the Compensation Committee increased the base salaries of certain of the Company's senior executives. The determination to increase salary levels was based on different factors, including reevaluation of the grade for the position, a determination that an increase in compensation was due after several years without an increase, or the assumption of new job responsibilities.

     In November 1993, a nationally recognized consulting firm completed a competitive market survey for certain executive positions at the Company. The companies surveyed were in the telecommunications and retail industries, as well as certain other industries, with sales in the $1.0 billion to $1.2 billion range. The Compensation Committee anticipates that management will rely on the survey results during the current fiscal year in determining executive compensation.

     The Compensation Committee also notes that the Company's Stock Price Performance Graph utilizes the Standard and Poor's Retail Specialty Index as the Company peer group. Due to the hybrid nature of the Company's business, which is focused on the telecommunications industry as well as the retail industry, the Compensation Committee believes that it is appropriate to consider compensation based on comparable compensation levels in these industries. Therefore, the management of the Company and the Compensation Committee do not restrict compensation comparisons to the Standard and Poor's Retail Specialty Index.

     The Compensation Committee also may consider performance-based bonuses for certain selected employees. No performance-based bonuses were granted to employees in 1993. The Compensation Committee did not believe that such bonuses were merited in light of the financial loss incurred by the Company during 1993. A broadly based executive bonus program has been implemented for 1994 based on the Company achieving specific operating cash flow levels for approximately 190 employees. The bonus pool is calculated by multiplying a specified operating cash flow level by 1.25 percent, which would result in an estimated bonus of ten percent of annual base cash compensation. If the operating cash flow level is not satisfied, no bonuses will be paid under this bonus program. In the event that a higher specified operating cash flow is achieved, the bonus would be determined by multiplying the cash flow level by 2.5 percent, which would result in an estimated 25 percent bonus of annual base cash compensation.

     Periodic grants of stock options and stock which vest over time to the executive officers and other key employees, are intended to foster a long-term commitment to the Company and motivate executives to improve long-term stock market performance. Stock options are granted under the Employee Plan at the prevailing market value and will permit the holder to participate in increases in the Company's Common Stock price following the date of grant. Generally, grants vest in equal amounts over five years, and executives must be employed by the Company at the time of vesting in order to exercise the options. During 1993, options to purchase 1,063,000 shares were granted to employees including 553,000 options granted to executive officers. In determining the number of options to grant to a particular employee, the Compensation Committee relies heavily on recommendations of management which are based on a number of factors, including job responsibility, salary, title, the number of options previously granted and tenure with the Company. Then, the Committee makes a subjective determination as to whether the recommendation of management is appropriate.

     Shares of stock have been granted to a broad spectrum of employees, including executive officers under the Award Program. Both management and the Compensation Committee have from time to time in the past, and may, in the future make a subjective determination as to the amount of a grant to a particular employee.

The shares vest equally over a period of five years. No previous forfeited shares of employees were reallocated under the Award Program during 1993.

     Mr. Hogan became President and Chief Executive Officer of the Company in February 1993, following the change in control of the Company. Consistent with the Company's philosophy of linking executive compensation closely to enhanced stockholder value, Mr. Hogan's compensation is significantly dependent upon the market performance of the Company's Common Stock through the grant of SARs. His base salary is identical to that of his predecessor. The number of SARs granted to Mr. Hogan was based on one percent of the Company's issued and outstanding shares of capital stock at Mr. Hogan's date of hire. The level of SARs was subjectively determined through negotiations prior to Mr. Hogan joining the Company.

     Generally, the Compensation Committee expects that the compensation packages granted to executives will be consistent with the limits established by the Internal Revenue Code Section 162(m), which generally limits the corporate tax deduction for compensation paid to certain executive officers to $1,000,000. Depending upon the date of exercise and the fair market value of the Company's Common Stock upon exercise, the SARs granted to Mr. Hogan, may cause the Company to exceed the deductibility limits of Section 162(m).

     The Compensation Committee approved severance arrangements for three executive officers during 1993. The Company does not have a formal severance policy for executive officers. The Compensation Committee took into account the executives' positions with the Company and relative contributions to the operation of the Company in rendering a subjective determination as to their cash severance compensation packages. Vesting in non-cash compensation was governed by the terms of the Employee Plan and the Award Program.

                        COMPENSATION/BENEFITS COMMITTEE

                               Robert R. Bennett
                                 John M. Draper
                              Leo J. Hindery, Jr.

STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return of the Company's Common Stock, Standard & Poor's 500 Index and Standard & Poor's Retail Specialty Index (the "Peer Group").

              HOME SHOPPING NETWORK, INC. STOCK PRICE PERFORMANCE

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                   HOME SHOPPING NETWORK, S&P 500, PEER GROUP
                    (PERFORMANCE THROUGH DECEMBER 31, 1993)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             HSN           S&P 500       PEER GROUP
1988                                    100.00          100.00          100.00
1989                                    161.11          131.49          125.99
1990                                     88.89          127.32          117.48
1991                                    130.55          166.21          194.12
1992                                    190.00          179.30          208.18
1993                                    369.72          197.23          210.89

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in HSN common stock, S&P 500, and Peer Group.

                                                        Source: Value Line, Inc.
- ---------------

* Cumulative total return assumes reinvestment of dividends.

                CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     On June 21, 1985, the Company and one of its predecessors entered into a license agreement with Pioneer Data Processing, Inc. ("Pioneer") whereby Pioneer agreed to provide the Company with the exclusive use of all of its software programs in perpetuity beginning on July 1, 1985. In return, the Company agreed to pay Pioneer in perpetuity 1% of the Company's gross profit, as defined in the license agreement. Payments totaled $297,000 in 1993. Pioneer initially developed, among other things, software programs used by the Company for order taking and inventory control. Pioneer changed its name to Western Hemisphere Sales, Inc. ("Western") following the merger of that company into Pioneer. Richard M. Speer, the son of Roy M. Speer, is the President and sole shareholder of Western. On August 11, 1993, Roy M. Speer resigned as Chairman of the Board of Directors and as a Director of the Company.

     In addition to the license agreement described above, until May 31, 1993, merchandise that was unsuitable for sale via the Company's programs or outlet stores was sold by Western, which received a commission of 15% on the amount realized upon disposition. The Company terminated its liquidation arrangement with Western on May 31, 1993. Liquidation sales by Western were less than .5% of the total sales of the Company in 1993. In connection with such liquidation activities by Western, the Company provided to Western free of charge the use of certain equipment owned by the Company and certain space located at or in close proximity to each of the Company's four fulfillment facilities. The validity of the above-described licensing and contractual arrangements between Western and the Company is the subject of two shareholder derivative lawsuits filed in December 1992 against certain current and former directors of the Company and against the Company as a nominal defendant. The Company's Board of Directors has formed a Special Committee to review and consider the allegations in such shareholder derivative lawsuits and certain other related matters. On or about February 8, 1994, counsel for the Company, with the approval of the Special Committee, signed an agreement in principle to settle the shareholder derivative suits. Pursuant to the terms of the settlement, the Company has agreed to pay Western $4,500,000 in exchange for releases and cancellation or acquisition of the licensing arrangements between Western and the Company. This settlement is conditioned on, among other things, Court approval after notice to the stockholders and a hearing on the fairness of the settlement. Roy M. Speer, the Company's former Chairman of the Board and Chief Executive Officer, has agreed to pay the Company $2,000,000 in connection with this proposed settlement.

     See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS -- Compensation Committee Interlocks and Insider Participation."

                    APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

     On March 4, 1994, the Company's Board of Directors approved the Purchase Plan. The Purchase Plan permits elective participation by all employees of the Company and its subsidiaries who have been employed on a full time basis for at least 90 days ("Eligible Employees"). This group of Eligible Employees consists of approximately 4,300 persons.

     The Purchase Plan provides that Eligible Employees may elect to have up to 15% of their base compensation withheld by the Company for the purpose of purchasing shares of Common Stock. The Common Stock to be purchased pursuant to the Purchase Plan will be purchased on at least a monthly basis in the open market at its fair market value. Such purchases will be made by an administrator designated by the Compensation Committee, and the Company will receive no consideration in the transactions.

     Other than payment of brokerage commissions and other costs of administration of the Purchase Plan, the Company will make no contributions to the Purchase Plan. The price for Common Stock purchased under the Purchase Plan is paid entirely by the Eligible Employees. The level of compensation withholding may be changed or discontinued, at the discretion of any particular Eligible Employees. The Purchase Plan is administered by the Compensation Committee. See "ELECTION OF DIRECTORS -- Compensation/Benefits Committee."

     The Purchase Plan, if approved by the stockholders, will be effective on or about June 1, 1994. Therefore, as of the date of this proxy statement, no benefits have been received by or allocated to any Eligible Employees of the Company. Because the level of participation by any Eligible Employees is determined based upon an election made by the Eligible Employees, the amount to be purchased by any such person under the Purchase Plan is not determinable at this time.

     The Purchase Plan will be approved upon the affirmative vote of a majority of the outstanding shares of Common Stock and Class B Common Stock present and entitled to vote at the Annual Meeting. The Company's Board of Directors has proposed, and recommends to the stockholders, the adoption and approval of the Purchase Plan, and unless otherwise instructed, the persons named in the accompanying proxy will vote in favor of adoption and approval.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     Deloitte & Touche served as the Company's independent auditor since the fiscal year ending August 31, 1990. On February 23, 1993, the Company dismissed Deloitte & Touche as its auditors when the Board of Directors voted unanimously to retain the services of KPMG Peat Marwick. The decision to dismiss Deloitte & Touche and engage new auditors followed Liberty's acquisition of 20,000,000 shares of Class B Common Stock, which represents voting control of the Company.

     Neither Deloitte & Touche's report dated October 15, 1992, on the Company's financial statements for the year ended August 31, 1992, nor its report dated November 13, 1991, for the year ended August 31, 1991, contained an adverse opinion or a disclaimer of opinion, and neither report was qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the Company's 1993 Annual Report on Form 10-K, Deloitte & Touche reissued their report, dated October 15, 1992, on the Company's 1992 and 1991 consolidated financial statements and added an explanatory paragraph for certain contingencies. This paragraph refers to Note H of the consolidated financial statements and the report has been dual dated as of February 15, 1994.

     During the Company's two fiscal years ended August 31, 1991 and 1992, and the subsequent interim period through February 23, 1993, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to Deloitte & Touche's satisfaction would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with Deloitte & Touche's report on the Company's financial statements for such periods.

     During the Company's two fiscal years ended August 31, 1991 and 1992, and the subsequent interim period ended February 23, 1993, Deloitte & Touche has not advised the Company as to the presence of any reportable event as described in
Item 304 of Regulation S-K.

     On February 23, 1993, management of the Company, with the approval of the Board of Directors, engaged the firm of KPMG Peat Marwick, St. Petersburg, Florida as auditors to examine the books and accounts of the Company for the fiscal year ending August 31, 1993. On July 13, 1993, the Board of Directors of the Company approved a change of the Company's fiscal year end to December 31 effective January 1,

1993. Subsequent to the change in the Company's fiscal year end, KPMG Peat Marwick was engaged as auditors to examine the books and records of the Company for the four months ended December 31, 1992, and the year ended December 31, 1993.

     The Company has not, during its two fiscal years ended August 31, 1991 and 1992, and the subsequent interim period ended February 23, 1993, consulted with KPMG Peat Marwick regarding the type of audit opinion that might be rendered on the Company's financial statements.

     Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and may make a statement if either desires to do so.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the Annual Meeting. If any matters are brought before the meeting, however, Gerald F. Hogan, who is President and Chief Executive Officer of the Company and the proxy agent named in the enclosed proxy, will vote on such matters in accordance with his best judgment.

     Any proposal which a stockholder intends to present at the Annual Meeting of stockholders for 1994 must be received by the Company prior to November 15, 1994, in order to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

     Solicitation of proxies is being made by the Board of Directors through the mail, but also may be made in person and by telegraph and telephone by Company personnel at the Company's expense. The Company has engaged the services of Corporate Investor Communications at a cost of approximately $5,000 in connection with services to be rendered prior to the Annual Meeting.

                                          By Order of the Board of Directors,


                                          /s/ GERALD F. HOGAN
                                          -------------------------------------
                                          GERALD F. HOGAN
                                          President and Chief Executive Officer

March 29, 1994
St. Petersburg, Florida

                                    (LOGO)

                          HOME SHOPPING NETWORK, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

     1.      DEFINITIONS.

     (a) "Administrator" means PNC National Bank, or any successor appointed by the Company from time to time.

     (b) "Base Compensation" means any base salary, wages and overtime pay received by a Participant.

     (c) "Company" means Home Shopping Network, Inc. and its subsidiaries.

     (d) "Eligible Employee" means any person who is currently employed by the Company or any of its subsidiaries on a regular full-time basis and has been so employed for a period of at least 90 days prior to electing to participate in the Plan. A person shall be considered employed on a regular full-time basis if he or she is customarily employed at least 30 hours per week.

     (e) "Enrollment Dates" means such quarterly dates as are prescribed by the Administrator, on which Eligible Employees may commence participation in the Plan, and Participants may make changes to the level of their participation.

     (f) "Insider" means an Eligible Employee subject to the requirements and restrictions of Section 16 of the Securities Exchange Act of 1934.

     (g) "Participant" means any Eligible Employee who elects to purchase Shares pursuant to the Plan.

     (h) "Plan" means this Home Shopping Network, Inc. Employee Stock Purchase Plan.

     (i)     "Shares" means common stock of the Company.

     2. PURPOSE OF THE PLAN. The purpose of the Plan is to provide employees of the Company with an opportunity to acquire a proprietary interest in the Company through the purchase of Shares in the open market.

     3.      BASIS OF PARTICIPATION AND FOR PURCHASING SHARES.

             (a) An Eligible Employee may purchase Shares through payroll deduction by completing the Payroll Deduction Authorization Form and such other forms as may be promulgated by the Company and delivering them to the Company at least 10 days prior to an Enrollment Date. The Payroll Deduction Authorization Form shall state the percentage of the Participant's Base Compensation that he or she desires to have withheld, which percentage shall be a whole number not less than one and not greater than 15.

             (b) The designated percentage of compensation shall be withheld by the Company for the next pay period after the Enrollment Date and for each succeeding pay period until the Participant submits a Payroll Deduction Authorization Form changing such election. Changes to the percentage of compensation to be withheld may be made by submitting a Payroll Deduction Authorization Form to the Company at least 10 days before any subsequent Enrollment Date; provided, however, that a Participant may discontinue participation in the Plan at any time, as provided in Section 9.

             (c) The Company will deliver the amounts deducted from the Participant's compensation to the Administrator, who will accumulate and hold such funds for each Participant's account. Not less frequently than monthly, the Administrator will use the funds accumulated to purchase Shares in the open market for the benefit of the Participants. The purchase price for such Shares shall be their fair market value as of the time of purchase. The Participant shall not be charged any brokerage fees in relation to the purchases, and he or she shall be entitled to the interest, if any, paid on funds held for his or her account. Once funds have been withheld from the Participant's compensation, the Participant shall have no right to obtain the release of such funds, except in accordance with the terms of this Plan.

             (d) Shares purchased by the Administrator shall be allocated to the individual accounts established for Participants in proportion to the respective amounts withheld for Participants' accounts. Any funds not used for the purchase of Shares on a particular purchase date shall be carried over to the next purchase date.

     4. OWNERSHIP OF SHARES. The Shares once allocated to the Participants' accounts become the sole property of the respective Participants. All Shares are registered as designated by the Administrator and remain so registered until delivery or sale is requested by the Participant pursuant to
Section 5.

     5.      DELIVERY; SALE.

             (a) A Participant may instruct the Company to advise the Administrator at any time to deliver to him or her a certificate for any or all of his or her Shares, without affecting his or her continuing participation in the Plan; provided, however, that such Participant shall pay any and all costs associated with the issuance and delivery of such certificate.

             (b) A Participant may instruct the Company to advise the Administrator at any time to sell any or all of the Shares allocable to his or her account, without affecting his or her continuing participation in the Plan. The Company shall pay all charges therefor, including but not limited to brokerage commis-sions, transfer taxes, and registration fees. The proceeds of any such sale shall promptly be delivered to the Participant.

     6. DISTRIBUTIONS ON SHARES. Cash dividends and other cash distributions on Shares held in the custody of the Administrator are credited to the account of the Participant, and the Participant may take a distribution of such dividend or distribution or request the Administrator to purchase additional Shares of the Company. Any dividends paid in Shares or any splits of Shares which are received by the Administrator on Shares held in custody will be allocated to each Participant in accordance with his or her interest in the Shares in which the dividends or splits are paid, without charge.

     7. CONFIRMATION OF TRANSACTIONS AND STATEMENTS OF ACCOUNT. Each Participant will receive from the Administrator quarterly statements of account which itemize the transactions for his or her account, and will also receive confirmations of current transactions if required by regulatory authorities.

     8. COMMUNICATIONS FROM COMPANY AND VOTING OF SHARES. The Administrator shall deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other material distributed by the Company to its shareholders. The Shares in each Participant's account will be voted in accordance with the Participant's signed proxy instructions duly delivered to the Administrator, or otherwise in accordance with rules applicable to the Company.

     9.      TERMINATION OF PARTICIPATION IN PLAN.

             (a) A Participant may terminate his or her participation in the Plan at any time by delivering to the Company written notice terminating his or her payroll deduction authorization, which will become effective as soon as practicable after receipt.

             (b) Participation in the Plan and payroll deduction authorizations terminate automatically without notice upon death or other termination of employment with the Company. Any funds submitted in payment for Shares prior to termination of employment and prior to purchase of Shares shall be promptly returned to the Participant.

     10.     DIRECTORS AND EXECUTIVE OFFICERS.  If an Insider:

             (a)      Withdraws Shares from the Plan pursuant to Section
                      5(a),

             (b)      Instructs the Administrator to sell any or all of the
                          Shares held by the Plan for the account of such Insider pursuant to Section 5(b), or

             (c)      Ceases participation in the Plan pursuant to Section
                      9,

then the Insider shall immediately be required to cease participation in the Plan and shall not be permitted to renew participation in the Plan for at least six months after the date of such withdrawal, sale or cessation of participation.

     11.     ADMINISTRATION.

             (a) The Company's responsibilities under the Plan will be administered by the Compensation/Benefits Committee appointed by the Board of Directors, which Committee has appointed the Administrator to perform certain functions. The Compensation/Benefits Committee serves at the pleasure of the Board of Directors. The Company reserves the right to change the designation of the Administrator at any time. Certain conditions imposed upon brokers by regulatory agencies could cause delay, from time to time, in the purchase of Shares for which delay neither the Company nor the Administrator shall have any liability.

             (b) All Shares issued under the Plan will either be appropriately registered under applicable federal and state securities laws or issued in transactions that comply with exemptions from the securities registration requirements of applicable federal and state laws. The Compensation/Benefits Committee may establish procedures and restrictions in its discretion to ensure compliance with applicable securities laws.

     12. TERM OF PLAN. Unless sooner terminated as provided in Section 13, the Plan shall commence on satisfaction of the conditions of Section 15. Notwithstanding anything in the Plan to the contrary, if (i) the Company is merged or consolidated with another corporation, and the Company is not a surviving corporation or (ii) the Company is liquidated or dissolved, then the Plan shall immediately terminate and all rights to purchase stock hereunder to the extent not then exercised shall cease and become void.

     13.     AMENDMENT OR TERMINATION.  The Board of Directors of the
Company shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that without stockholder approval, no such amendment of the Plan shall (i) change the price at which the Shares shall be sold from fair market value, or (ii) change the eligibility requirements. Upon termination, all rights to purchase Shares hereunder to the extent not then exercised shall cease and become void.

     14.     NOTICES.

             (a) All notices or other communications by an employee to the Company under or in connection with the Plan shall be deemed to have been duly given when actually received by the Administrator or when actually received in the form specified by the Company at the locations, or by the person, designated by the Company for the receipt thereof.

             (b) All notices or other communications by the Company to an employee under or in connection with the Plan shall be deemed to have been duly given by the Company to the employee if hand delivered to the employee or delivered to the employee's location of employment, or if sent by U.S. mail to the residence or business address of the employee as reflected on the books of the Company or to such other address as the employee may designate from time to time by notice given in accordance with the provisions in Section 14.

     15. CONDITIONS PRECEDENT TO EFFECTIVENESS. The Plan shall become effective upon the occurrence of the following:

             (a) Adoption of the Plan by the Board of Directors of the Company;

             (b) Approval of the Plan by the shareholders of the Company; and

             (c) The effective registration under applicable federal and state securities laws of the Shares under the Plan or the receipt of an opinion of counsel to the Company that registration of the Shares under the Plan will not be necessary under either federal or state securities laws.

     16. RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Eligible Employee or other person the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such Eligible Employee or other person.

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

                                                    HOME SHOPPING NETWORK, INC.

                                                        REVOCABLE PROXY FOR
                                                MAY 4, 1994 MEETING OF STOCKHOLDERS
                                                           COMMON STOCK

                           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME SHOPPING
                                                           NETWORK, INC.

        The undersigned hereby appoints Gerald F. Hogan, President and Chief Executive Officer of Home Shopping Network, Inc. (the
"Company"), proxy with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the
Annual Meeting of Stockholders of the Company to be held at the Holiday Inn St. Petersburg/Clearwater International Airport Hotel,
3535 Ulmerton Road, Clearwater, Florida, 10:00 a.m., Eastern Daylight Time on May 4, 1994, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

1.  Election of directors.

    / /  FOR the nominees listed below                                                / /  WITHHOLD AUTHORITY to vote
        (except as marked to the contrary below)                                           for the nominees listed below

  (INSTRUCTION: TO WITHHOLD authority to vote for any individual nominee, strike a line through the nominee named in the list below.)

                       George C. McNamee              Gerald F. Hogan                 Robert R. Bennett
                       J. Anthony Forstmann           Leo J. Hindery, Jr.             John M. Draper


2.  To approve the implementation of an Employee Stock Purchase Plan which would be available to all full-time employees of the
    Company.

                       / /  FOR proposal 2            / /  AGAINST proposal 2         / /  ABSTAIN proposal 2

3.  To ratify the appointment of KPMG Peat Marwick as the Company's independent auditors for 1994.

                       / /  FOR proposal 3            / /  AGAINST proposal 3         / /  ABSTAIN proposal 3



                                                                                                         (Continued on other side)

4.  To act upon such matters as may properly come before the meeting, as determined in the best judgment of the Chairman of the
    Board of Directors of the Company.

                       / /  FOR proposal 4            / /  AGAINST proposal 4         / /  ABSTAIN proposal 4

    All as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4

        Shares represented by this proxy will be voted as directed by the stockholder. If no direction is supplied, the proxy will be voted "FOR" proposals 1, 2, 3 and 4.

                                                                                      Dated
                                                                                            --------------------------------

                                                                                       -------------------------------------
                                                                                            (Please sign exactly as name
                                                                                                  appears hereon)

                                                                                       -------------------------------------
                                                                                         (If stock is owned by more than
                                                                                         one person, all owners should
                                                                                         sign. Persons signing as
                                                                                         executors, administrators,
                                                                                         trustees or in similar
                                                                                         capacities should so indicate.)


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